UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 2, 2023

Kimbell Royalty Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	1-38005	47-5505475
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Taylor Street, Suite 810 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 945-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Units Representing Limited Partnership Interests	KRP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement with LongPoint Minerals II, LLC

On August 2, 2023, Kimbell Royalty Partners, LP, a Delaware limited partnership (“Kimbell”), entered into a securities purchase agreement (the “Purchase Agreement”) with LongPoint Minerals II, LLC, a Colorado limited liability company (“LongPoint”), to acquire all of the issued and outstanding membership interests (the “Acquired Interests”) of Cherry Creek Minerals LLC, a Colorado limited liability company (the “Acquired Company”). The transactions contemplated by the Purchase Agreement are referred to herein as the “Acquisition.”

Pursuant to the terms of the Purchase Agreement, Kimbell has agreed to acquire the Acquired Interests for approximately $455 million in cash (the “Unadjusted Purchase Price”), subject to customary adjustments.

LongPoint made certain representations, warranties and covenants in the Purchase Agreement, including to conduct its business in the ordinary course during the period between the execution of the Purchase Agreement and the closing, subject to certain exceptions. Kimbell made certain customary representations, warranties and covenants in the Purchase Agreement. Kimbell, on the one hand, and LongPoint, on the other hand, have agreed to indemnify each other, their Affiliates (as defined in the Purchase Agreement) and their respective officers, directors, employees, consultants, advisors, representatives and agents against certain losses resulting from breaches of their respective representations, warranties and covenants, subject to certain negotiated limitations and survival periods set forth in the Purchase Agreement.

The Purchase Agreement provides that, during the period from the date of the signing of the Purchase Agreement until the closing of the Acquisition or termination of the Purchase Agreement, LongPoint will be subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties, to provide non-public information to third parties and to engage in discussions with third parties regarding alternative acquisition proposals.

Completion of the Acquisition is subject to the satisfaction or waiver of certain customary closing conditions as set forth in the Purchase Agreement. The Acquisition is expected to close in the third quarter of 2023, with an effective date of June 1, 2023.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

The Purchase Agreement is filed herewith to provide investors with information regarding its terms. The Purchase Agreement is not intended to provide any other factual information about the parties to such agreement. In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement were made as of the date of the Purchase Agreement only and are qualified by information in confidential disclosure schedules provided by the parties to each other in connection with the signing of the Purchase Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual statements of fact about the parties.

Series A Preferred Unit Purchase Agreement

On August 2, 2023, Kimbell entered into a Series A Preferred Unit Purchase Agreement (the “Preferred Purchase Agreement”) with certain funds managed by affiliates of Apollo (NYSE: APO) (collectively, the “Purchasers”) to issue and sell up to 400,000 Series A Cumulative Convertible Preferred Units representing limited partner interests in Kimbell (the “Preferred Units”) for a cash purchase price of $1,000 per Preferred Unit (the “Issue Price”), resulting in gross proceeds to Kimbell of up to $400 million. Of the $400 million potential proceeds from the sale of Preferred Units under the Preferred Purchase Agreement, we are obligated to sell, and the Purchasers are obligated to buy, $325 million in Preferred Units as a firm commitment. The remaining $75 million in Preferred Units may be issued and sold by Kimbell to the Purchasers at Kimbell’s option. The Preferred Units will be issued in a private placement (the “Private Placement”) exempt from the registration requirements of the Securities Act, in reliance on the exemptions set forth in Section 4(a)(2) of the Securities Act. The closing of the Private Placement is subject to customary closing conditions, including the concurrent closing of the Acquisition. Kimbell expects to use the proceeds from the Private Placement to partially fund the cash purchase price of the Acquisition.

The Preferred Purchase Agreement contains customary representations, warranties and covenants of Kimbell and the Purchasers. Kimbell, on the one hand, and the Purchasers, on the other hand, agreed to indemnify each other and their representatives against certain losses resulting from breaches of their respective representations, warranties and covenants, subject to certain negotiated limitations and survival periods set forth in the Preferred Purchase Agreement.

Pursuant to the Preferred Purchase Agreement, in connection with the closing of the Private Placement, Kimbell Royalty GP, LLC, the general partner of Kimbell, will execute Amendment No. 1, including a Supplemental Terms Annex thereto, to the Fourth Amended and Restated Agreement of Limited Partnership of Kimbell (as so amended, the “Amended Partnership Agreement”), which authorizes and establishes the rights and preferences of the Preferred Units. The Preferred Units will be a new class of security that will rank senior to all classes or series of limited partner interests of Kimbell with respect to distribution rights. The Preferred Units will vote on an as-converted basis with the common units representing limited partner interest in Kimbell (the “Common Units”) and will have certain other class voting rights, including with respect to certain incurrences of debt and any amendment to the Amended Partnership Agreement if the amendment is materially adverse to any of the rights, preferences or privileges of the Preferred Units.

Commencing with the quarter ending September 30, 2023 and continuing until the conversion of the Preferred Units into Common Units or their redemption, holders of the Preferred Units are entitled to receive cumulative quarterly distributions equal to 6.0% per annum plus accrued and unpaid distributions. Kimbell has the right, in any four non-consecutive quarters, to elect not to pay such quarterly distribution in cash and instead have the unpaid distribution amount added to the liquidation preference at the rate of 10.0% per annum. If Kimbell fails to pay in full, in cash and when due, any distribution owed to the Preferred Units or otherwise materially breaches Kimbell’s obligations to the holders of the Preferred Units, the distribution rate will increase to 20.0% per annum until the accumulated distributions are paid in full in cash, or any such material breach is cured, as applicable. Each holder of the Preferred Units has the right to share in any special distributions by Kimbell of cash, securities or other property pro rata with the Common Units on an as-converted basis, subject to customary adjustments. Kimbell cannot declare or make any distributions, redemptions, or repurchases on any securities that rank junior in distribution rights to the Preferred Units, including any of the Common Units, prior to paying the quarterly distribution payable to the Preferred Units, including any previously accrued and unpaid distributions.

Beginning with the earlier of (i) the second anniversary of the closing of the Private Placement and (ii) immediately prior to a liquidation of Kimbell, each holder of the Preferred Units may, at any time (but not more often than once per quarter), elect to convert all or any portion of its Preferred Units into a number of Common Units determined by multiplying the number of Preferred Units to be converted by the then-applicable conversion rate, provided that any conversion (a) is for an amount of Common Units with an aggregate value of at least $10 million or such lesser amount that covers all of the holders’ remaining Preferred Units and (b) the closing price of the Common Units is at least 130% of the conversion price of $15.07, subject to certain anti-dilution adjustments (the “Conversion Price”) for 20 trading days during the 30-trading day period immediately preceding the conversion notice.

At any time on or after the second anniversary of the closing of the Private Placement, Kimbell will have the option to convert all or any portion of the Preferred Units into a number of Common Units determined by the then-applicable conversion rate, provided that (i) any conversion is for an amount of Common Units with an aggregate value of at least $10 million or such lesser amount that covers all of the holders’ Preferred Units, (ii) the Common Units are listed for, or admitted to, trading on a national securities exchange, (iii) the closing price of the Common Units is at least 160% of the Conversion Price for 20 trading days during the 30-trading day period immediately preceding the conversion notice and (iv) Kimbell has an effective registration statement on file with the U.S. Securities and Exchange Commission (the “Commission”) covering resales of the underlying Common Units to be received by the holders of Preferred Units upon such conversion.

At Kimbell’s option at any time or at the option of the holders of the Preferred Units beginning seven years after the closing of the Private Placement or in the event of a change of control, the Preferred Units may be redeemed for a cash amount per Preferred Unit equal to (i) the product of (A) the number of outstanding Preferred Units multiplied by (B) the greatest of (1) an amount (together with all prior distributions made in respect of such Preferred Unit) necessary to achieve the Minimum IRR (as defined below), (2) an amount (together with all prior distributions made in respect of such Preferred Unit) necessary to achieve a return on investment equal to 1.2 times with respect to such Preferred Unit and (3) the Issue Price plus accrued and unpaid distributions. For purposes of this paragraph, “Minimum IRR” means as of any measurement date: (a) prior to the fifth anniversary of closing of the Private Placement, a 12.0% internal rate of return with respect to the Preferred Units; (b) on or after the fifth anniversary of closing of the Private Placement and prior to the sixth anniversary of closing of the Private Placement, a 13.0% internal rate of return with respect to the Preferred Units; and (c) on or after the sixth anniversary of closing of the Private Placement, a 14.0% internal rate of return with respect to the Preferred Units.

As a condition to the closing of the Private Placement, Kimbell agreed to grant holders of the Preferred Units board observer rights beginning five years after the closing of the Private Placement, and board appointment rights beginning six years after the closing of the Private Placement and in the case of events of default with respect to the Preferred Units.

As of the date of this Current Report on Form 8-K, the Preferred Units have not been issued, however the Preferred Units are expected to be issued in connection with, and are conditioned upon, the closing of the Acquisition. In connection with the issuance of the Preferred Units, Kimbell will amend its partnership agreement (along with the limited liability company agreement of Kimbell Royalty Operating, LLC) to effectuate the issuance of the Preferred Units.

The Preferred Units will rank senior to the Common Units with respect to distribution rights and rights upon liquidation. These preferences could adversely affect the market price for the Common Units or could make it more difficult for Kimbell to sell the Common Units in the future.

The terms of Kimbell’s Preferred Units will contain covenants preventing Kimbell from taking certain actions without the approval of the holders of 662∕3% of the outstanding Preferred Units, voting separately as a class. The need to obtain the approval of holders of the Preferred Units before taking these actions could impede Kimbell’s ability to take certain actions that management or the Board of Directors may consider to be in the best interests of Kimbell’s common unitholders.

The affirmative vote of 662∕3% of the outstanding Preferred Units, voting separately as a class, will be necessary to amend Kimbell’s partnership agreement in any manner that is materially adverse to any of the rights, preferences and privileges of the Preferred Units. The affirmative vote of 662∕3% of the outstanding Preferred Units voting separately as a class, will be necessary to, among other things, (i) issue, authorize or create any additional Preferred Units or any class or series of partnership interests (or any obligation or security convertible into, exchangeable for or evidencing the right to purchase any class or series of partnership interests) that, with respect to distributions on such partnership interests or distributions in respect of such partnership interests upon Kimbell’s liquidation, dissolution and winding up, ranks equal to or senior to the Preferred Units or (ii) under certain circumstances, incur certain indebtedness for borrowed money.

The foregoing description of the Preferred Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Preferred Purchase Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Registration Rights Agreement

Pursuant to the terms of the Preferred Purchase Agreement, upon the closing of the transactions contemplated under the Preferred Purchase Agreement, Kimbell will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which, among other things, Kimbell will (i) prepare, file with the Commission and use its reasonable best efforts to cause to become effective within 120 days of the execution of the Registration Rights Agreement, a shelf registration statement (the “Shelf Registration Statement”) with respect to the resale of the Common Units issuable upon conversion of the Preferred Units by the Purchasers (such Common Units being “Registrable Securities”) that would permit some or all of the Registrable Securities to be resold in registered transactions, (ii) use its reasonable best efforts to maintain the effectiveness of the Shelf Registration Statement while the Purchasers and each of their transferees that hold Registrable Securities are in possession of Registrable Securities and (iii) under certain circumstances, initiate underwritten offerings for the Registrable Securities.

If the Shelf Registration Statement is not effective prior to the day the Preferred Units are convertible into Common Units pursuant to the Amended Partnership Agreement, then the Purchasers will be entitled to certain liquidated damages as set forth in the Registration Rights Agreement.

In addition, the Registration Rights Agreement permits the Purchasers to request to sell any or all of their Registrable Securities in an underwritten offering that is registered pursuant to a Shelf Registration Statement, subject to certain exceptions, including, among other things, that the gross proceeds from such sale are reasonably expected to exceed $50 million in the aggregate.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the form of the Registration Rights Agreement, which is included as Exhibit C to the Preferred Purchase Agreement, and is incorporated by reference into this Item 1.01.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under the captions “Series A Preferred Unit Purchase Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Private Placement of the Preferred Units pursuant to the Preferred Purchase Agreement has been undertaken in reliance upon an exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof.

Item 3.03. Material Modification to Rights of Security Holders.

In connection with the closing of the Private Placement, the Partnership has agreed to issue the Preferred Units pursuant to the Preferred Purchase Agreement, which Preferred Units entitle their holders to certain rights that are senior to the rights of holders of Common Units, such as rights to certain distributions and rights upon liquidation of the Partnership. In addition, in connection with the closing of the Private Placement, the Partnership will enter into the Registration Rights Agreement with the Purchasers relating to the Private Placement of the Preferred Units. The general effect of the issuance of the Preferred Units and entry into the Registration Rights Agreement upon the rights of the holders of Common Units is more fully described under the captions “Series A Preferred Unit Purchase Agreement” and “Registration Rights Agreement” in Item 1.01 of this Current Report on Form 8-K, which descriptions are incorporated by reference into this Item 3.03.

Item 7.01 Regulation FD Disclosure.

On August 2, 2023, Kimbell issued a news release announcing that it had entered into the Purchase Agreement. A copy of the news release is attached hereto, furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference into this Item 7.01.

The information set forth in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

The Acquisition

As described more fully in Item 1.01 of this Current Report on Form 8-K, the Kimbell has agreed to acquire all of the issued and outstanding membership interests in the Acquired Company owned by LongPoint pursuant to the Purchase Agreement. Kimbell estimates that, as of June 1, 2023, the Acquired Company produced 4,840 Boe/d (1,619 Bbl/d of oil, 1,227 Bbl/d of NGLs, and 11,964 Mcf/d of natural gas) (on a 6:1 basis), which is expected to increase Kimbell’s average daily net production as of June 1, 2023 by approximately 28%. In addition, for the twelve months ending June 30, 2024, Kimbell estimates that the Acquired Company will produce approximately 4,765 Boe/d (33% oil, 41% natural gas, 26% NGLs), generating an estimated $64.3 million of cash flow at strip pricing as of July 26, 2023. Kimbell further estimates that, as of June 1, 2023, the Acquired Company consisted of approximately 49,658 net royalty acres (“NRA”) (normalized to 1/8th) and 1,613 gross producing wells in Delaware and Midland basins with current net production of 2,362 Boe/d (72% liquids, 28% gas) (on a 6:1 basis) and 2,434 gross producing wells in SCOOP/STACK with current net production of 2,478 Boe/d (46% liquids, 54% gas) (on a 6:1 basis) located in the Mid-Continent.

Kimbell estimates that the Acquired Company will reduce Kimbell’s general and administrative expense, net of non-cash unit-based compensation, by approximately 22% per Boe. As of June 30, 2023, there were 24 active rigs drilling on the Acquired Company’s acreage. Kimbell further estimates that, as of June 1, 2023, the Acquired Company consisted of 1.18 net (279 gross) drilled but uncompleted wells and 1.38 net (166 gross) permitted locations, which is expected to increase Kimbell’s total net drilled but uncompleted wells and permitted location inventory by 37% to a total of 9.41 net wells. The Acquired Company consisted of 16.63 net (2,567 gross) net upside locations, which is expected to increase Kimbell’s major drilling inventory by 25%. Kimbell expects that the Acquired Company will balance Kimbell’s commodity mix, with estimated combined next twelve months production composed of approximately 50% from liquids (6:1) (33% from oil and 17% from NGLs) and 50% from natural gas. Kimbell further estimates that, upon completion of the Acquisition, Kimbell will have over 17 million gross acres, 129,000 gross wells and a total of 100 active rigs on its properties, which represents approximately 15% of the total active land rigs drilling in the continental United States.

Reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates prepared by one engineer may vary from those prepared by another. Estimates of proved reserves for Kimbell’s oil and gas properties as of December 31, 2023 will be prepared by Ryder Scott Company, L.P. using the information available at that time, and estimates of proved reserves related to the Acquisition will be prepared by Ryder Scott Company, L.P. as of December 31, 2023. Upon completion of their review, the estimate of the proved reserves for Kimbell’s oil and gas properties as of December 31, 2023 will be different from the estimate of the proved reserves for Kimbell’s oil and gas properties as of December 31, 2022, and the estimates of proved reserves of the Acquired Company as of December 31, 2023 will be different from Kimbell management’s estimates of such reserves as of December 31, 2022.

Kimbell’s assessment and estimates of the assets to be acquired in the Acquisition to date has been limited. Even by the time of closing, Kimbell’s assessment of these assets will not reveal all existing or potential problems, nor will it permit Kimbell to become familiar enough with the properties to assess fully their capabilities and deficiencies. Moreover, there can be no assurance that Kimbell and OpCo will consummate the Acquisition on the terms described in Item 1.01 of this Current Report on Form 8-K or at all. Even if Kimbell and OpCo consummate the Acquisition, they may not be able to achieve the expected benefits of the Acquisition.

Forward-Looking Statements

Certain information contained in this Current Report on Form 8-K and in the exhibits hereto includes forward-looking statements. These forward-looking statements, which include statements regarding the anticipated benefits of the Acquisition, reserves, production and other operational data with respect to the Acquisition, the expected timing of the closing of the Acquisition, the financing of the Acquisition and the proposed public offering and the use of proceeds therefrom, involve risks and uncertainties, including risks that the anticipated benefits of the Acquisition are not realized; risks relating to Kimbell’s integration of the Acquired Company; risks relating to the possibility that the Acquisition does not close when expected or at all because any conditions to the closing are not satisfied on a timely basis or at all; and risks relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this Current Report on Form 8-K is filed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the SEC. These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks relating to the impairment of oil and natural gas properties; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell’s lenders; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to acquisitions, dispositions and drop downs of assets; risks relating to Kimbell’s ability to realize the anticipated benefits from and to integrate acquired assets, including the Acquired Company; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The audited historical financial statements of LongPoint Minerals II, LLC, as of and for the years ended December 31, 2022 and 2021, and the unaudited interim financial statements of LongPoint Minerals II, LLC, as of March 31, 2023 and for the three months ended March 31, 2023 and 2022, together with the related notes to such financial statements, are filed as Exhibits 99.2 and 99.3 hereto, respectively, and incorporated by reference herein.

(b) Pro Forma Financial Information.

The following unaudited pro forma financial information of Kimbell giving effect to the Acquisition is filed as Exhibit 99.4 hereto and incorporated by reference herein:

•	unaudited pro forma condensed combined balance sheet as of March 31, 2023;
•	unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023; and
•	unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022.

(d) Exhibits

Number	Description
10.1*	Securities Purchase Agreement, dated as of August 2, 2023, by and between LongPoint Minerals II, LLC and Kimbell Royalty Partners, LP.
10.2*	Preferred Units Purchase Agreement, dated as of August 2, 2023, by and among Kimbell Royalty Partners, LP and the several purchasers party thereto.
23.1	Consent of Deloitte & Touche LLP.
99.1	News release issued by Kimbell Royalty Partners, LP, dated August 2, 2023.
99.2	Audited historical financial statements of LongPoint Minerals II, LLC, as of and for the years ended December 31, 2022 and December 31, 2021.
99.3	Unaudited interim financial statements of LongPoint Minerals II, LLC, as of March 31, 2023 and for the three months ended March 31, 2023 and March 31, 2022.
99.4	Unaudited pro forma condensed combined financial statements of Kimbell Royalty Partners, LP.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

* The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant will furnish supplementally a copy of each such schedule or exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBELL ROYALTY PARTNERS, LP

	By:	Kimbell Royalty GP, LLC,
its general partner

	By:	/s/ Matthew S. Daly
Matthew S. Daly
Chief Operating Officer

Date: August 2, 2023